Exhibit 99.1

                FERREE NAMED CHIEF FINANCIAL OFFICER FOR APPLETON

    APPLETON, Wis., Oct. 3 /PRNewswire/ -- Appleton announced today the appointment of Thomas J. Ferree as the company's vice president of finance and chief financial officer. Ferree will be responsible for developing and implementing Appleton's financial strategies and for managing the company's financial analysis and reporting processes. He will join Appleton on October 9 and report to Mark Richards, chief executive officer.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20030106/CGM007LOGO )

    "Tom brings a broad base of business experience designing, adapting and implementing financial models for both public and privately-held companies," said Richards. "He has achieved success throughout his career by serving as an effective financial strategist, manager and communicator. We expect Tom will leverage those skills to make an immediate impact on our efforts to grow our company and create shareholder value."

    Ferree comes to Appleton from Wells' Dairy, Inc., where he served as senior vice president of finance and chief financial officer for the past three years. Wells' Dairy, based in Le Mars, Iowa, is the nation's largest family-owned dairy processor and produces the Blue Bunny(R) brand of dairy products. Ferree was responsible for the corporation's accounting, finance, legal, risk management and information services activities. His accomplishments while at Wells' included refinancing the company's short and long-term debt, establishing a strategic planning process, and negotiating a product licensing agreement that should deliver over $150 million in annual sales to the company.

    From 1999 to 2003, Ferree worked as corporate controller for Meredith Corporation in Des Moines, Iowa. Meredith Corporation is a publicly-held media and marketing company with businesses centering on magazine and book publishing, television broadcasting, integrated marketing and interactive media. Ferree's job responsibilities included strategic planning and budgeting, SEC and external financial reporting, treasury and banking activities, risk management, financial analysis and accounting shared services. He was also accountable for investor relations and acquisition and divestiture analysis and negotiations.

    Prior to joining Meredith Corporation, Ferree spent eight years with Banc One Corporation. He served in executive management positions in marketing and finance and had job responsibilities that included new account and distribution channel development, financial reporting and budgeting, accounting operations and controls, strategic planning, and acquisition and joint venture negotiations.

    From 1981 to 1990 Ferree held financial management positions with Baxter Healthcare Corporation based in Northbrook, Ill. Ferree served as group plant controller for 11 manufacturing facilities in the U.S., Puerto Rico and Mexico. He began his career with Baxter Healthcare in inventory and cost accounting management positions at the company's Texas, California and Illinois operations.

    Ferree earned a master's degree in finance and a bachelor's degree in business administration, accounting from the University of Iowa.

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    About Appleton

    Appleton uses ideas that make a difference to create product solutions through its development and use of coating formulations and applications as well as encapsulation, security, printing and packaging technologies. The Company produces carbonless, thermal, security, and performance packaging products and provides secure and specialized print services. Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio, Pennsylvania, Massachusetts and the United Kingdom, employs approximately 3,300 people, and is 100 percent employee-owned. For more information visit http://www.appletonideas.com .

SOURCE  Appleton
    -0-                             10/03/2006
    /CONTACT: Bill Van Den Brandt, Manager, Corporate Communications, of Appleton, +1-920-991-8613, bvandenbrandt@appletonideas.com /
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20030106/CGM007LOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.appletonideas.com /